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Exhibit 2.6

Internet Law Library, Inc.
Unanimous Written Consent of Directors
November 15, 1999

    On November 15, 1999, after waiving notice, the undersigned, being all the Directors of the Company, met at the offices of the Company for the purpose of approving an acquisition and to elect a new officer. After discussion and motions being made and seconded, it was unanimously

    RESOLVED that the Board approve the acquisition of GoverNet Affairs, Inc., on the terms outlined in the attached Contract for Sale of Stock; and it was further

    RESOLVED that Ed Stevens be elected to the position of Vice President for Mergers and Acquisitions, to serve until his successor is elected.

    Dated: November 15, 1999.

/s/ HUNTER M. A. CARR Hunter M. A. Carr, Chairman/CEO
/s/ KELLEY V. KIRKER Kelley V. Kirker, Director
/s/ JOE H. REYNOLDS Joe H. Reynolds, Director
/s/ JACK I. TOMPKINS Jack I. Tompkins, Director

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Internet Law Library, Inc. Unanimous Written Consent of Directors November 15, 1999